Exhibit 1(y)

AMENDMENT NO. 24
TO THE
DECLARATION OF TRUST
OF
GOLDMAN SACHS TRUST

     This AMENDMENT NO. 24 to the AGREEMENT AND DECLARATION OF TRUST (the “Declaration”) as amended, dated the 28th day of January, 1997 of Goldman Sachs Trust (the “Trust”) is made by the Trustees named below as of May 6, 2004:

     RESOLVED, that the termination of the Goldman Sachs Cash Portfolio, be, and it hereby is, ratified, confirmed and approved;

     FURTHER RESOLVED, that the Agreement and Declaration of Trust be amended for the purpose of abolishing and terminating the Goldman Sachs Cash Portfolio; and

     FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officers such filing is appropriate.

/s/ Ashok N. Bakhru

Ashok N. Bakhru
as Trustee and not individually

/s/ John P. Coblentz, Jr.

John P. Coblentz, Jr.
as Trustee and not individually

/s/ Patrick T. Harker

Patrick T. Harker
as Trustee and not individually

/s/ Mary P. McPherson

Mary P. McPherson
as Trustee and not individually

/s/ Wilma J. Smelcer

Wilma J. Smelcer
as Trustee and not individually

/s/ Richard P. Strubel

Richard P. Strubel
as Trustee and not individually

/s/ Alan A. Shuch

Alan A. Shuch
as Trustee and not individually

/s/ Kaysie P. Uniacke

Kaysie P. Uniacke
as Trustee and not individually